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                                                                     EXHIBIT 3.1
                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                                COMSTAR.NET, INC.


                                   ARTICLE ONE
                                      NAME

         The name of the Corporation is comstar.net, inc.


                                   ARTICLE TWO
                                 CAPITALIZATION

         The total number of shares of all classes which the Corporation has the authority to issue is 55,000,000, of which: (i) 50,000,000 shares of stock are designated as Common Stock (without designation as to series), without par value per share and (ii) 5,000,000 shares are designated as Preferred Stock, without par value per share. The designations, voting powers, preferences, relative rights, qualifications, limitations and restrictions of or on each class and series of stock are as follows:

         A.  COMMON STOCK

         The Corporation is authorized to issue 50,000,000 shares of Common Stock, without par value per share. Each share of Common Stock shall be entitled to one vote.

         Holders of Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution, except as may be provided in one or more Preferred Stock Designations (as such term is defined below).

         Prior to the filing of these Amended and Restated Articles of Incorporation, the Corporation had authority to issue 105,000,000 shares of capital stock of which: (i) 80,000,000 shares were designated as Common Stock (without designation as to series), without par value per share; (ii) 10,000,000 shares of stock were designated as Common Stock Series A, without par value per share; (iii) 10,000,000 shares were designated as Common Stock Series B, without par value per share; and (iv) 5,000,000 shares were designated as Preferred Stock, without par value per share. Upon the filing of these Amended and Restated Articles of Incorporation, all outstanding shares of Common Stock Series A and Common Stock Series B shall automatically be converted into shares of Common Stock, without designation as to series, on a two-for-one basis. Therefore, upon the filing of these Amended and Restated Articles of Incorporation, a holder of Common Stock Series A or Common Stock Series B shall receive one share of Common Stock, without designation as to series, for every two shares of Common Stock Series A or Common Stock Series B such holder holds. For simplicity and ease of administration, no fractional shares shall be issued; instead, all fractional shares shall be rounded up to the nearest whole number.


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         B. PREFERRED STOCK

         In addition to the Common Stock, the Corporation shall have the authority, exercisable by its Board of Directors, to issue up to 5,000,000 shares of Preferred Stock, any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment (a "Preferred Stock Designation") to these Amended and Restated Articles of Incorporation, which shall be effective without shareholder action, in accordance with the appropriate provisions of the Georgia Business Corporation Code (the "Code"), and any amendment or supplement thereto, in such series and with such preferences, limitations and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the votes of the Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the Series of Preferred Stock.


                                  ARTICLE THREE
                        LIMITATION ON DIRECTOR LIABILITY

         No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

         (a) any appropriation, in violation of the director's duties, of any business opportunity of the Corporation;

         (b) acts or omissions that involve intentional misconduct or a knowing violation of law;

         (c) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Code; and

         (d) any transaction from which the director derived an improper personal benefit.

         If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

         Any repeal or modification of the foregoing provisions of this Article Three shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any

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director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.


                                  ARTICLE FOUR
                          BOARD AND SHAREHOLDER ACTION
                        REQUIRED FOR CERTAIN TRANSACTIONS

         The affirmative vote of at least 66 2/3% of the directors is required for the following actions by the Corporation to be submitted to a vote of the shareholders:

         (a) a sale of all or substantially all of the assets of the Corporation;
         (b)      a liquidation or dissolution of the Corporation;
         (c) the merger, consolidation or reorganization of the Corporation, unless the shareholders of the Corporation immediately prior to such transaction own at least a majority of the combined voting power of the Corporation resulting from such merger, consolidation or reorganization; or
         (d)      any increase in the number of directors above 15 directors;

provided, further, that the affirmative vote of the holders of 66 2/3% of the outstanding shares of Common Stock is required for shareholder approval of any action outlined in the clauses above.


                                  ARTICLE FIVE
                                    DIRECTORS

         The Corporation shall have not more than 15 directors, and the number of directors shall be set by the Board of Directors as provided in the Corporation's bylaws. The Board of Directors shall be divided into three classes to be known as Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Except in the case of death, resignation, disqualification, or removal for cause, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the first annual meeting of shareholders after his election; each initial director in Class II shall hold office until the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office until the third annual meeting of shareholders after his election. Despite the expiration of a director's term, such director shall continue to serve until his or her successor, if there is to be any, has been elected and has qualified. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such an increase or decrease shall be apportioned among the three classes of directors so that the three classes remain as nearly equal in size as possible; provided, however, that there shall be no classification of additional directors elected by the Board of Directors until the next meeting of shareholders called for the purposes of electing directors, at which meeting the terms of all such additional directors shall expire, and such additional directors positions, if they are to be


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continued, shall be apportioned among the classes of directors and nominees therefor shall be submitted to the shareholders for their vote.

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent. This provision solely grants discretionary authority to the directors and shall not be deemed to provide to any other constituency any right to be considered.

         These Amended and Restated Articles of Incorporation were duly approved by the Board of Directors, on September 17, 1999 and were duly approved and adopted by the shareholders on October 14, 1999 in accordance with Section 14-2-1003 of the Georgia Business Corporation Code.

         IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed and attested by its duly authorized officer on November 22, 1999.


                                  /s/ Samuel F. Dayton
                                  ----------------------------------------------
                                  Samuel F. Dayton
                                  Chairman of the Board and President




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